SCHEDULE 13G
                                (Rule 13d-102)

            Information to be Included in Statements Filed Pursuant
          to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed
                            Pursuant to Rule 13d-2.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                                 Richmont Mines, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   76547T-10-6
                         -----------------------------
                                (CUSIP Number)


                               November 27, 2009
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1(b)

                               [X] Rule 13d-1(c)

                               [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. 76547T-10-6                 13G

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON


    Martin W. Mitchell and Virginia S. Mitchell
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (see Instructions)                                                 (a) [ ]
                                                                       (b) [ ]

    Not Applicable
-------------------------------------------------------------------------------
 3  SEC USE ONLY


-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION


    United States of America
-------------------------------------------------------------------------------
               5  SOLE VOTING POWER


                  1,028,940
 NUMBER OF    -----------------------------------------------------------------
   SHARES      6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH          0
 REPORTING    -----------------------------------------------------------------
   PERSON      7  SOLE DISPOSITIVE POWER
    WITH

                  1,028,940
              -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER


                  0
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


    1,028,940
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (see Instructions)                                                     [ ]


    Not Applicable
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


    3.93%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    (see Instructions)


    IN
-------------------------------------------------------------------------------

 CUSIP No. 76547T-10-6


Item 1(a)   Name of Issuer:

                Richmont Mines, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

                110 Avenue Principale
		Rouyn Noranda, Canada Quebec A8

Item 2(a)   Name of Person Filing:

                Martin W. Mitchell and Virginia S. Mitchell, joint tenants

Item 2(b)   Address of Principal Business Office:

                502 West 3700 North
		Provo, Utah 84604

Item 2(c)   Citizenship:

                United States of America, State of Utah

Item 2(d)   Title of Class of Securities:

                Common Stock

Item 2(e)   CUSIP Number:

                76547T-10-6

Item 3      Not Applicable

Item 4      Ownership (at November 27, 2009):

                (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                     1,028,940

                (b)  Percent of class:

                     3.93%

                (c)  Number of shares as to which such person has:

                     (i)    sole power to vote or to direct the vote: 1,028,940

                     (ii)   shared power to vote or to direct the vote: 0


                     (iii) sole power to dispose or to direct the disposition of: 1,028,940

                     (iv) shared power to dispose or to direct the disposition of: 0

Item 5      Ownership of Five Percent or Less of a Class: Yes



Item 6      Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                Not Applicable

Item 8      Identification and Classification of Members of the Group:

                Not Applicable

Item 9      Notice of Dissolution of Group:

                Not Applicable

Item 10     Certification:

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Date: December 2, 2009



                                     MARTIN W. MITCHELL

                                     /s/ Martin W. Mitchell
                                     --------------------------------------

                                     VIRGINIA S. MITCHELL

                                     /s/ Virginia S. Mitchell
                                     --------------------------------------